Exhibit 10.1

MANAGEMENT CONSULTING AGREEMENT

This Management Consulting Agreement (the "Agreement") is entered into by and between U.S. CONCRETE, INC. (“the Company”) and GARY J. KONNIE ("Consultant").

1.           Resignation of Employment.  Consultant has resigned from his position as Vice President, Human Resources, for “good cause” due to the change in location of the Company’s corporate headquarters from Houston to Euless, Texas.  This resignation will be effective June 29, 2012.

2.           Consulting Agreement.  The Parties wish to enter into a relationship under which Consultant will be retained as a consultant to the Company commencing on July 2, 2012, and terminating December 31, 2012.  This Agreement may be extended beyond December 31 only with the mutual written consent of both parties.

3.           Duties of Consultant.
3.1.           Consultant shall be available on an as needed basis to advise the management of the Company and perform such duties as may be reasonably requested from time-to-time.  Notwithstanding the foregoing, Consultant shall not be required to provide consulting services to the Company in excess of twenty (20) hours per month.
3.2.           The Consultant agrees that he will at all times serve the Company to the best of his ability and further agrees that he will not directly or indirectly make any false or accusatory remarks or references, whether oral or in writing, regarding the Company, its directors, officers, or employees in any dealings with third parties including the Company’s customers, vendors and employees.
3.3.           The Company will provide Consultant with appropriate materials or support as necessitated by business considerations, and will reimburse Consultant for all business travel and out-of-pocket expenses reasonably incurred by Consultant in the performance of his services.  All reimbursable expenses shall be appropriately documented in reasonable detail by Consultant and in a format and manner consistent with U.S. Concrete’s expense reporting policy.
3.4.           The Consultant will report directly to the Company’s Vice President of Human Resources, and all bills, receipts, requests for reimbursement, or any other reports or materials shall be sent directly to the attention of the Vice President of Human Resources.

4.           Consulting Fee.  Consultant shall receive a consulting fee in the amount of $60,000 for his services.  Unless otherwise agreed to between Consultant and the Company this fee will be paid to Consultant in equal monthly payments of $10,000 payable no later than the 15th of every month.

Exhibit 10.1

5.           Independent Contractor.
5.1.           While completing his duties and responsibilities under this Agreement, the Consultant shall at all times be considered by both parties as an independent contractor.
5.2.           As an independent contractor, Consultant agrees and understands that he shall not participate in any of the Company’s employee health or welfare benefit plans.
5.3.           All payments, including reimbursement for expenses, shall be included in Consultant’s gross compensation reported on Consultant’s IRS Form 1099.  Consultant acknowledges that the Company shall not withhold nor pay any amounts for federal, state or local income tax, Social Security, Unemployment, or Workers’ Compensation, and that Consultant shall have full and exclusive responsibility for the payment of any taxes levied, assessed, or resulting from this Consulting Fee or from any services Consultant shall perform pursuant to this Agreement.

6.           Non-Disclosure.
6.1.           Consultant acknowledges that during the course of his duties for the Company he may be furnished or become aware of Confidential Information of the Company.  "Confidential Information" shall mean information which is (i) proprietary to or created by the Company; (ii) not typically disclosed to non-employees by the Company; or (iii) designated as Confidential Information by the Company.  Notwithstanding any of the foregoing, Confidential Information shall also be deemed to include the trade secrets, designs, business plans, pricing schedules, and customer lists.
6.2.           Consultant further acknowledges that all Confidential Information shall be the exclusive and confidential property of the Company and shall be regarded, treated and protected as such.  Consultant shall not use, copy or transfer Confidential Information other than as is necessary in carrying out his duties pursuant to this Agreement.

7.           Prohibited Activities.  In consideration for the benefits provided herein, during the term of this Agreement and for a period of one year immediately following the termination of this Agreement, Consultant shall not for any reason whatsoever:
(a)           directly or indirectly, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away any customers or clients of the Company; or
(b)           directly or indirectly, either for his own benefit or for the benefit of any other person or entity, either (i) hire or attempt to hire any employee of the Company, (ii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company.

8.           General Indemnity.
8.1.           The Company shall indemnify, defend and hold harmless the Consultant from and against any and all losses, liability or expense based on or attributable to any claim or threatened claim by a Third Party arising out of or in connection with any service performed under this Agreement.

8.2.           Notwithstanding the foregoing the Company’s indemnification obligation to Consultant shall not apply to any liability arising from or caused by the adjudicated or admitted willful or reckless conduct or intentional misconduct of Consultant.

Exhibit 10.1

U.S. CONCRETE, INC.

By:  _________________________________
Name:  ______________________________
Title:  _______________________________
Date:  _______________________________

CONSULTANT

___________________________________
GARY J. KONNIE

___________________________________
Date